EXHIBIT 99.2

February 4, 2008

Mr. Herbert Chen

Lattanzio Chen Management, LLC

650 Madison Avenue, 17th Floor

New York, NY 10022

RE: TranSwitch Corporation

Dear Herb:

On behalf of the Board of Directors, I acknowledge receipt of your letter of January 30, 2008. TranSwitch and the Board appreciate your candid, thoughtful and constructive views on the Company’s current state, its prospects, and potential steps to be taken to improve its position. The Board has been considering, and continues to explore in connection with the discharge of our fiduciary duty of acting in the overall best interest of the Corporation, matters raised by you in your letter. I, Santanu, and fellow board members are available to discuss these matters with you further.

Your continuing support of TranSwitch is noticed and appreciated. Your observations and analysis of the Company’s business and opportunities are thought-provoking and constructive. As we have discussed in the past, we are entirely aligned with your goal of increasing shareholder value. I assure you that my fellow board members and I look forward to your thoughts, reflect carefully on them, and incorporate them into our deliberations concerning the best and most prudent course for the future of TranSwitch. With best regards,

Sincerely,

/s/ Alfred F. Boschulte

Alfred F. Boschulte

Chairman of the Board

TranSwitch Corporation